UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/17/2012

INFOSPACE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

James Voelker, a member of the board of directors of InfoSpace, Inc. (the "Company") who also served as the Company's Chief Executive Officer from December 2002 to February 2009, has informed the Company that he intends to adopt a written sales plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended ("Rule 10b5-1"). Mr. Voelker's 10b5-1 plan is intended to permit the orderly disposition of shares he will acquire upon the exercise of stock options that were granted in July and December 2002, which by their terms will expire in July and December 2012. An aggregate of 605,500 shares of the Company's common stock are subject to these stock options. Mr. Voelker intends to exercise and sell a portion of these shares during the open trading window that begins on February 21, with the balance to be exercised and sold pursuant to the 10b5-1 plan throughout the remainder of 2012 and prior to the expiration date of the applicable option. Sales under the plan will begin no sooner than 30 days after the plan's adoption, and are subject to certain minimum price levels.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material non-public information. Under these plans, insiders can spread stock trades out over an extended period of time to reduce market impact and can avoid concerns about having material, non-public information when they purchase or sell stock. Once established, the insider has no discretion over transactions under a Rule 10b5-1 plan. Stock transactions pursuant to the terms of the plan will be disclosed publicly as required through Form 4 filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPACE, INC.

Date: February 17, 2012	By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary